Exhibit 5.1

Goodwin Proctor LLP 3025 John F. Kennedy Boulevard, 8th Floor Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

October 24, 2025

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with the filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the resale by Seven Knots, LLC (“Seven Knots”) and Keystone Capital Partners, LLC (“Keystone,” and together with Seven Knots, the “selling stockholders”), as applicable, of up to 751,872,888 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 555,555,556 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to Seven Knots from time to time pursuant to the Common Stock Purchase Agreement, dated as of July 23, 2025, by and between the Company and Seven Knots (the “Purchase Agreement”), (ii) up to 166,687,215 shares of Common Stock (the “Note Shares”), issuable upon the conversion of the outstanding unpaid principal balance, together with all accrued and unpaid interest, if any, of the convertible promissory note, dated July 23, 2025 (the “Commitment Note”), issued to Seven Knots as consideration for it entering into the Purchase Agreement, and (iii) up to 29,630,117 shares of Common Stock (the “Subject Note Shares”) that may be issued upon the conversion of the senior convertible promissory notes due 2026 (the “Subject Notes”) issued to the selling stockholders on October 9, 2025.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinion in numbered paragraph 1 below, we refer to the following as “Approval and Issuance”: (i) the approval by the Company’s board of directors (the “Board of Directors”) (or a duly authorized committee of the Board of Directors) of each issuance of the Purchase Shares for a price per share equal to or greater than the minimum price, if any, authorized by the Board of Directors (or a duly authorized committee of the Board of Directors) prior to the date of issuance (the “Minimum Price,” and such approval the “Approval”) and (ii) the issuance of the Purchase Shares in accordance with such Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Purchase Shares) to be paid in accordance with such Approval.

For purposes of our opinion in numbered paragraph 1 below, we have also assumed (i) the receipt by the Company of stockholder approval of the issuance of any Purchase Shares in excess of the maximum amount permitted under applicable stock exchange rules, with such stockholder approval obtained in accordance with applicable stock exchange rules and (ii) that no event occurs that causes the total number of Purchase Shares that may be issued for the Minimum Price, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of Common Stock available for issuance by the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Purchase Shares have been duly authorized and, when sold in accordance with the Approval and Issuance and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

2.	Assuming the Note Shares were issued today in accordance with the terms of the Commitment Note, they would be validly issued, fully paid and nonassessable.

3.	Assuming the Subject Note Shares were issued today in accordance with the terms of the Subject Notes, they would be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP